Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-193051, 333-201659, and 333-215130) and the registration statements on Form S-3 (File Nos. 333-91649 and 333-51400) of our report, dated March 24, 2022 relating to the consolidated financial statements of Innodata Inc. as of December 31, 2021 and 2020, and for the years then ended, included in this Annual Report on Form 10-K of Innodata Inc. for the year ended December 31, 2021.

/s/ BDO INDIA LLP
Mumbai, India
March 24, 2022